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H.J. GRUY AND ASSOCIATES, INC. 333 Clay Street, Suite 3850, Houston, Texas 77002 • TEL. (713) 739-1000 • FAX (713) 739-6112

EXHIBIT 23.2

CONSENT OF H.J. GRUY AND ASSOCIATES, INC.

        We hereby consent to the use of the name H.J. Gruy and Associates, Inc. and of references to H.J. Gruy and Associates, Inc. and to inclusion of and reference to our reports, or information contained therein, dated January 31, 2003, February 17, 2004, and August 27, 2004, prepared for Whittier Energy Corporation in the Registration Statement on Form SB-2 of Whittier Energy Corporation for the filing dated on or about September 14, 2004.

H.J. GRUY AND ASSOCIATES, INC.
by:	/s/ SYLVIA CASTILLEJA, P.E. Sylvia Castilleja, P.E. Senior Vice President

September 13, 2004
Houston, Texas

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  EXHIBIT 23.2